Number 527370

Certificate of Incorporation

I hereby certify that

ALLEGION PUBLIC LIMITED COMPANY

is this day incorporated under
the Companies Acts 1963 to 2012,
and that the company is limited.

Given under my hand at Dublin, this
Thursday, the 9th day of May, 2013

for Registrar of Companies